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                                                                      EXHIBIT 3

                            PROMISSORY NOTE (SECURED)

$4,000,000.00                       CHICAGO, ILLINOIS      JANUARY 19, 2001
                                                           DUE MARCH 31, 2001

     FOR VALUE RECEIVED, the undersigned (the "Borrowers") jointly and severally promise to pay to the order of AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (the "Bank"), at its principal place of business in Chicago, Illinois or such other place as Bank may designate from time to time hereafter, the principal sum of FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00), or such lesser principal sum as may then be owed by Borrowers to Bank hereunder, which sum shall be due and payable on March 31, 2001 (the "Maturity Date").

     This Note evidences a Term Loan made to Borrowers by Bank pursuant to that certain Loan and Security Agreement dated as of an even date herewith between Borrowers and Bank, as the same may be amended, modified or restated from time to time (the "Loan Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

     Borrowers' obligations and liabilities to Bank under this Note, and all other obligations and liabilities of Borrowers to Bank (including without limitation all debts, claims and indebtedness) whether primary, secondary, direct contingent, fixed or otherwise, including those evidenced in rate hedging agreements designed to protect the Borrowers from the fluctuation of interest rates, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Note, any agreement instrument or document heretofore, now or from time to time hereafter executed and delivered to Bank by or on behalf of Borrowers, or by oral agreement or operation of law or otherwise shall be defined and referred to herein as "Borrower's Liabilities."

     The unpaid principal balance of Borrower's Liabilities due hereunder shall bear interest from the date of disbursement until paid at a rate per annum equal to the prime rate of interest announced from time to time by Bank or its parent (which is not necessarily the lowest rate charged to any customer) (the "Prime Rate") plus two percent (2%); provided, however, that in the event that any of Borrower's Liabilities are not paid on demand, the unpaid amount of Borrower's Liabilities shall bear interest after the demand date until paid at a rate equal to the sum of the rate that would otherwise be in effect plus 3% per annum. The rate of interest to be charged by the Bank to the Borrowers shall fluctuate hereafter from time to time concurrently with, and in an amount equal to, each increase or decrease in the Prime Rate.

     Interest on the unpaid principal balance shall be due and payable on the last business day of each month (each an "Interest Payment Date") from the date of disbursement until the Maturity Date. However, in the event an Interest Payment Date falls on a (i) Saturday, (ii) Sunday or (iii) day on which banking institutions located in the City of Chicago, Illinois are required by law, ordinance or executive order to close (each a "Non-Business Day"), the interest shall be payable on the next day which is not a Non-Business Day. After the Maturity Date, accrued interest on all of Borrower's Liabilities shall be payable by Borrowers on demand by Bank. Principal of and interest on this Note shall be payable by the Borrowers as billed by the Bank to the Borrowers, at the Bank's principal place of business, or at such other place as the Bank may designate from time to time hereafter.

     The principal portion of this Note may be prepaid by Borrowers in whole at any time or in part from time to time without notice, premium or penalty. At the election of the Borrowers, the prepayment of amounts due under this Note shall be applied to principal only or to principal and accrued interest to the date of prepayment on the principal amount being prepaid. In the absence of such election, the amount prepaid shall be applied to principal only, with the accrued interest thereon being payable on the next succeeding Interest Payment Date.


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     To secure the prompt payment to Bank of Borrower's Liabilities and the prompt, full and faithful performance by Borrowers of all of the provisions to be kept, observed or performed by Borrowers under this Note and/or any other agreement, instrument or document heretofore, now and/or from time to time hereafter delivered by or on behalf of Borrowers to Bank, Borrowers grant to Bank a security interest in and to such Collateral as defined in the Loan Agreement (the "Collateral").

     If an Event of Default under the Loan Agreement shall occur, then the Bank may, at its option, exercise any one or more of the following rights and remedies:

         a. The Bank may declare the entire unpaid amount of this Note to be immediately due and payable;


         b. The Bank may exercise any and all remedies as set forth in the Loan Agreement; and

         c. The Bank may exercise from time to time any rights and remedies available to it under all applicable laws, including, without limitation, the Illinois Uniform Commercial Code and the commercial code of any other applicable state.

     In addition to and not in limitation of all rights of offset that the Bank may have under applicable law, the Bank shall, upon the occurrence of an Event of Default, have the right to appropriate and apply to the payment of and to set-off against Borrower's Liabilities any and all balances, credits, deposits, accounts or money of the Borrowers or any cash equivalents, securities, instruments, documents or other assets of Borrowers in possession or control of Bank or its bailee for any purpose then or thereafter received or held by or under the control of the Bank or its bailee. EXCEPT AS MAY OTHERWISE BE REQUIRED BY LAW OR AS SET FORTH IN THE LOAN AGREEMENT, THE BORROWERS HEREBY WAIVE, IN CONNECTION WITH THIS NOTE AND BORROWER'S LIABILITIES, ANY RIGHT UNDER OR BENEFIT OF ANY LAW (WHETHER OR NOT INTENDED FOR ITS ADVANTAGE OR PROTECTION) THAT WOULD LIMIT THE RIGHT OR ABILITY OF THE BANK TO OBTAIN PAYMENT OF E BORROWER'S LIABILITIES, INCLUDING ANY LAW THAT WOULD RESTRICT OR LIMIT THE BANK IN THE EXERCISE OF ITS RIGHT TO APPROPRIATE AT ANY TIME HEREAFTER ANY INDEBTEDNESS OWING FROM THE BANK TO THE BORROWERS AND ANY DEPOSITS OR OTHER PROPERTY OF THE BORROWERS IN THE POSSESSION OR CONTROL OF THE BANK AND APPLY THE SAME TOWARD OR SET-OFF THE SAME AGAINST THE PAYMENT OF BORROWER'S LIABILITIES.

     All of the Bank's rights and remedies under this Note are cumulative and non-exclusive. The acceptance by the Bank of any partial payment made hereunder after the time when any of Borrower's Liabilities become due and payable will not establish a custom or waive any rights of the Bank to enforce prompt payment hereof. The Bank's failure to require strict performance by the Borrowers of any provision of this Note shall not waive, affect or diminish any right of the Bank thereafter to demand strict compliance and performance therewith. The Borrowers and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Bank may do in this regard. Borrowers further waive any and a notice or demand to which Borrowers might be entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

         The Borrowers agree to pay, within fifteen (15) days of receiving written demand by the Bank, any and all costs, fees and expenses (including reasonable attorneys' fees, costs and expenses) incurred by the Bank after an Event of Default (i) in enforcing any of the Bank's rights hereunder, and (ii) in representing the Bank in any litigation, contest, suit or dispute, or to commence, defend or intervene or to take any action with respect to any litigation, contest, suit or dispute (whether instituted by the Bank, the Borrowers or any other person) in any way relating to this Note, Borrower's

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Liabilities or the Collateral, and to the extent not paid the same shall become part of Borrower's Liabilities.

     The Borrowers warrant and represent that (a) this Note and each of the other Borrower's Liabilities is being incurred as a business loan to a business and is a transaction within the scope of Section 4(1)(c) of the Illinois Interest Act (815 ILES 205/4), and neither this Note nor any other Borrower's Liabilities violates the provisions of the usury laws or any other laws governing interest rates of Illinois or any other state having jurisdiction over this Note or any other of the Borrower's Liabilities, or any transaction contemplated thereby; (b) this Note and each of the other Borrower's Liabilities is primarily for a business purpose and does not consist of or involve any credit offered or extended to a consumer primarily for personal, family or household purposes; and (c) neither this Note nor any other Borrower's Liabilities is subject to Regulation Z of the Board of Governors of the Federal Reserve System.

     This Note shall be deemed to have been submitted by the Borrowers to the Bank and to have been made at the Bank's principal place of business. This Note shall be governed and controlled by the internal laws of the State of Illinois and not the law of conflicts. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

     Whenever in this Note reference is made to the Bank or the Borrowers, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns, and the provisions of this Note shall be binding upon and shall inure to the benefit of such successors and assigns, including, without limitation, a receiver, trustee or debtor in possession of or for the Borrowers.

     TO INDUCE THE BANK TO ACCEPT THIS NOTE, BORROWERS IRREVOCABLY AGREES THAT, SUBJECT TO THE BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. THE BORROWERS HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. THE BORROWERS HEREBY WAIVE ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST THE BORROWERS BY THE BANK IN ACCORDANCE WITH THIS PARAGRAPH.

     BORROWERS AND BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWERS AND BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS NOTE. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE BORROWERS WITH THE FINANCING EVIDENCED BY THIS NOTE.

     Borrowers agree that Bank may provide any information Bank may have about Borrowers or about any matter relating to this Note to Bank One Corporation, or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of this Note. Borrowers agree that Bank may at any time sell, assign or transfer one or more interests or participating in all or any part of its rights or obligations in this Note to one or more purchasers whether or not related to Bank.

                                   HAH Holdings LLC,
                                   a Delaware limited liability company


                                   By: /s/ Lloyd J. Baretz
                                      -------------------------------

                                   Its:   Chairman
                                       ------------------------------

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                                  /s/ Lloyd J. Baretz
                                ------------------------------------
                                      Lloyd J. Baretz



Attn:  676 North Michigan Avenue, Suite 3000
Chicago, Illinois  60611









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